Excelsior LaSalle Property Fund, Inc.
225 High Ridge Road
Stamford, CT 06905
December 14, 2010
VIA EDGAR
U.S. Securities and Exchange Commission
100 F Street, N.E.
Washington, D.C. 20549

Re:	Excelsior LaSalle Property Fund, Inc.
Form 10-K for fiscal year ended December 31, 2009
Filed March 15, 2010
File No. 000-51948
Ladies and Gentlemen:
In connection with the above-referenced filing, Excelsior LaSalle Property Fund, Inc. hereby acknowledges that:
•	it is responsible for the adequacy and accuracy of the disclosure in its Form 10-K for fiscal year ended December 31, 2010 (the “Filing”);
•	staff comments or changes to disclosure in response to staff comments do not foreclose the Commission from taking any action with respect to the Filing; and
•	it may not assert staff comments as a defense in any proceeding initiated by the Commission or any person under the federal securities laws of the United States.
Please direct any questions with respect to the foregoing to Keith D. Pisani of Paul, Hastings, Janofsky & Walker LLP at (212) 318-6053.
Sincerely,
/s/ Steven Suss
Steven L. Suss
Chief Financial Officer
cc: Keith D. Pisani, Esq.